Exhibit 5.1

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP

Attorneys and Counselors at Law

104 South Main Street / Ninth Floor / Greenville, SC 29601

Tel: 864.250.2300 Fax: 864.232.2925

www.nelsonmullins.com

April 29, 2014

Yadkin Financial Corporation

209 North Bridge Street

Elkin, North Carolina 28621

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Yadkin Financial Corporation, a North Carolina corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), relating to the registration of up to 17,729,122 shares (the “Shares”) of the Company’s voting common stock, par value $1.00 per share, to be exchanged for (1) shares of common stock of VantageSouth Bancshares, Inc. (“VantageSouth”) and (2) shares of common stock of Piedmont Community Bank Holdings, Inc. (“Piedmont”), both in connection with the Agreement and Plan of Merger, dated as of January 27, 2014, by and among the Company, VantageSouth, and Piedmont (as it may be amended from time to time, the “Merger Agreement”). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

•	the Registration Statement;
•	the Articles of Incorporation and Bylaws of the Company, as amended and as currently in effect;
•	the Merger Agreement;
•	minutes of meetings of the Company’s board of directors; and
•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of VantageSouth common stock and Piedmont common stock pursuant to the terms of the Merger Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the North Carolina Business Corporation Act, as amended (including the statutory provisions, all applicable provisions of the North Carolina constitution and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP